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                                  EXHIBIT 99.1
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                                                                    EXHIBIT 99.1

                               CLECO CORPORATION
                            2030 DONAHUE FERRY ROAD
                           PINEVILLE, LOUISIANA 71360

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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

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TIME..............................  9:00 a.m., Central time, on Friday, April 23, 1999

PLACE.............................  Radisson Hotel Bentley
                                    200 DeSoto Street
                                    Alexandria, Louisiana

ITEMS OF BUSINESS.................  (1) To adopt a holding company proposal, including approval of the Plan of Reorganization and Share
                                        Exchange Agreement included as Appendix    to the
                                        accompanying proxy statement, such that Cleco
                                        Corporation and its current subsidiaries will each
                                        become subsidiaries of a publicly-traded holding
                                        company.

                                    (2) To elect three directors who will each serve a
                                        three-year term expiring in 2002.

                                    (3) To appoint PricewaterhouseCoopers LLP as independent
                                        auditors for the year ending December 31, 1999.

                                    (4) To transact such other business as may properly come
                                        before the annual meeting or any adjournments.

RECORD DATE.......................  You can vote if you are a shareholder of record as of the close of business on February 23, 1999.

ANNUAL REPORT.....................  Our 1998 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING......................  It is important that your shares be represented and voted at the annual meeting. Please mark, sign, date and
                                    promptly return the enclosed proxy card in the
                                    postage-paid envelope. Any proxy may be revoked at any
                                    time prior to its exercise at the annual meeting.

DISSENTER'S RIGHTS................  Holders of preferred stock who comply with the procedural requirements of the Business Corporation Law
                                    of Louisiana will be entitled to receive payment of the
                                    fair cash value of their shares if the share exchange is
                                    effected upon approval by less than eighty percent of
                                    the outstanding shares of preferred stock.
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                                                            Michael P. Prudhomme

                                                             Secretary-Treasurer

March 25, 1999